Corn Products International, Inc.
Westchester, IL 60154

NEWS RELEASE

For Release	CONTACT:
10/21/03 — 0515 EDT	Richard Vandervoort, (708) 551-2595 (investors) Mark Lindley, (708) 551-2602 (media)

CORN PRODUCTS INTERNATIONAL, INC. SUBMITS ARBITRATION CLAIM
CONCERNING HFCS TAX IN MEXICO

     WESTCHESTER, Ill., October 21, 2003 — Corn Products International, Inc. (NYSE:CPO) today announced that, under the investment provisions of the North American Free Trade Agreement (NAFTA), it is submitting an arbitration claim for approximately $325 million for compensation for past and potential lost profits and other damages in relation to the Government of Mexico’s imposition of a discriminatory tax on soft drinks containing high fructose corn syrup (HFCS).

     In January 2003, Corn Products International notified the governments of Mexico and the United States of its intention to submit a claim under these provisions as required by NAFTA. In July 2003, the US Government advised the Company that it would permit the Company’s expropriation claim to go forward. Today’s submission represents the formal initiation of arbitration proceedings before the Additional Facility of the International Centre for the Settlement of Investment Disputes.

ABOUT CORN PRODUCTS INTERNATIONAL, INC.

     Corn Products International, Inc. is one of the world’s largest corn refiners and a major supplier of high-quality food ingredients and industrial products derived from the wet milling and processing of corn and other starch-based materials. The Company is the number-one worldwide producer of dextrose and a leading regional producer of starch, high fructose corn syrup and glucose. In 2002, the Company recorded net sales of $1.9 billion with operations in 18 countries at 37 plants, including wholly owned businesses, affiliates and alliances. Headquartered in Westchester, Ill., it was founded in 1906. The Company is listed on the New York Stock Exchange under the symbol CPO. Additional information can be found on the World Wide Web at www.cornproducts.com.

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Page 2 — Corn Products International, Inc.

This press release contains or may contain forward-looking statements concerning the Company’s financial position, business and future earnings and prospects, in addition to other statements using words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend” and other similar expressions. These statements contain certain inherent risks and uncertainties. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct. Actual results and developments may differ materially from the expectations conveyed in these statements, based on various factors, including fluctuations in worldwide commodities markets and the associated risks of hedging against such fluctuations; fluctuations in aggregate industry supply and market demand; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we manufacture and sell our products, including fluctuations in the value of local currencies, energy costs and availability and changes in regulatory controls regarding quotas, tariffs, taxes and biotechnology issues; increased competitive and/or customer pressure in the corn refining industry; the outbreak or continuation of hostilities; stock market fluctuation and volatility; and the resolution of the current uncertainties relating to the Mexican HFCS tax. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of risk factors, see the Company’s most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q or 8-K.

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